Ex. 99.1

SILVERLEAF RESORTS, INC. ADDS TO DESTINATIONS WITH COLORADO HOTEL ACQUISITION

Pinnacle Lodge Offers Year Round Outdoor Activities for Members

DALLAS, TEXAS. (April 7, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced the acquisition of Pinnacle Lodge, (http://www.pinnaclelodge.com) a 64-room hotel located in the Winter Park area of Colorado for approximately $3.6 million. The property will continue to be operated as a hotel as well as a destination for current Silverleaf members while the Company assesses the possibility of other acquisitions in Winter Park.

The Pinnacle Lodge joins Silverleaf’s growing list of vacation properties in destination areas. The purchase of the Pinnacle Lodge is a strategic acquisition by Silverleaf as it is focused on providing its members with quality accommodations at affordable prices in some of the finest vacation destinations in the country. Only a few miles from the famed Winter Park and Mary Jane ski resorts, Pinnacle Lodge guests are surrounded by a year-round, high country playground that is unmatched in natural splendor.

“Colorado has always been a popular vacation destination for Silverleaf’s members,” said Sharon K. Brayfield, president of Silverleaf. “With Intrawest and Orvis recent involvement in this popular area, we expect Winter Park to gain in national recognition as a destination.” Our members can enjoy access to year-round outdoor activities, including major ski resorts, golf courses, fishing, and hiking. Located within a 1.5 hour drive of Denver this property provides us with an affordable and easily accessible entry point into an increasingly popular destination.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Risk Factors" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.

Contact:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218

or
Investor Relations
Erica Pettit, 212-850-5614

or
Media
Jessy Adams, 212-850-5684

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